Exhibit 10.16

August 12, 2013

Paul Foster

Dear Dr. Foster,

Congratulations! I am pleased to confirm our offer, and your agreement to increase your part-time Chief Medical Officer at Xencor time commitment to 90%. We understand that you have professional engagements providing clinical strategy and development services with other parties and we agree that you will not engage with any additional parties to provide such services during your employment with Xencor without disclosing such services to Xencor and limiting the aggregate of such services to 10% time commitment. The specifics of this offer match your previous offer:

•                  Effective date of August 15, 2013

•                  Annual base salary of $360,000.00, less standard withholdings and deductions, payable in accordance with the Company’s standard payroll procedures.

•                  Eligibility for discretionary annual performance bonuses in accordance with the Company’s annual bonus program for senior management, less standard withholdings and deductions, with metrics dependent upon corporate and individual performance. Any bonus you earn will be paid out in cash or stock in accordance with the Company’s standard practice.

•                  Options for 180,000 shares of Xencor Common Stock vesting over the company’s standard vesting schedule; 25% of the options will vest after one-year and the remainder will vest monthly over 36 months. The exercise price of the options is equal to the fair market value of the Common Stock on the grant date as determined by our Board of Directors, which was $.19/share. (This grant is subject to approval by the Board of Directors.)

•                  100% of employee’s medical and dental premium coverage in a HMO (employee’s option), with 70% of dependent premiums paid by Xencor or 85% of employee’s medical coverage in a PPO (employee option), with 70% of dependent premium paid by Xencor.

•                  Life insurance, Long Term Disability (LTD), Accidental Death and dismemberment (AD&D) coverage for employee

•                  401(k) plan (no matching by Xencor)

•                  Paid Personal Leave (PPL) accrual at 14 days/year

•                  9 holidays/year

This offer is contingent upon your executing a Proprietary Information and Inventions Agreement to be prepared by Xencor and completing a Federal Employment Eligibility Verification form (INS I-9).

By signing this letter, you understand and agree that your employment with Xencor is at-will.  Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or Xencor’s option, and Xencor can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment at Xencor or any of its subsidiaries or affiliates. This letter constitutes the entire agreement, arrangement and understanding between you and Xencor on the nature and terms of your employment with Xencor. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter.

By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Xencor and you, which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns of conduct.

If this offer is suitable, please sign and date this letter and retain the copy for your records.

Sincerely,

/s/ Bassil Dahiyat

Bassil I. Dahiyat
President & CEO

I have read and understand the terms of employment described in this letter and consent to all of the terms and provisions contained herein.

/s/ Paul Foster	August 28, 2013
Signature of acceptance	Date

cc:                                J. Kuch

*     Employee understands and agrees that if employee ceases employment with Xencor prior to twelve (12) months from the first date of employment, employee must pay back Xencor the entire signing bonus prior to their last day of employment.  Employee further understands and agrees that the signing bonus expense is earned upon completion of twelve (12) months of employment with Xencor and that payment of the signing bonus prior to twelve (12) months of employment is deemed an advance of the signing bonus.